Execution Copy

Exhibit 10.27

COLLECTIVE BARGAINING AGREEMENT

BETWEEN

LOCAL 340, NEW YORK NEW JERSEY
REGIONAL JOINT BOARD, WORKERS UNITED

and

JOS. A. BANK CLOTHIERS, INC.

JUNE 1, 2013 - APRIL 30, 2016

15765599v.1

Execution Copy

Table of Contents
Page

ARTICLE I: RECOGNITION	1

ARTICLE II: UNION SECURITY	2

ARTICLE III: CHECK-OFF	2

ARTICLE IV: MANAGEMENT RIGHTS	3

ARTICLE V: SENIORITY	3

ARTICLE VI: LAYOFFS AND TRANSFERS	4

ARTICLE VII: WAGES	5

ARTICLE VIII: HOURS OF WORK	9

ARTICLE IX: VACATIONS	10

ARTICLE X: HOLIDAYS AND PERSONAL DAYS	11

ARTICLE XI: BEREAVEMENT LEAVE	12

ARTICLE XII: JOB BIDDING AND POSTING	13

ARTICLE XIII: LEAVES OF ABSENCE	13

ARTICLE XIV: SICK LEAVE	14

ARTICLE XV: JURY SERVICE	14

ARTICLE XVI: SAFETY AND HEALTH	15

ARTICLE XVII: NON-DISCRIMINATION	15

ARTICLE XVIII: SEVERANCE PAY	15

ARTICLE XIX: GRIEVANCE AND ARBITRATION	15

ARTICLE XX: STRIKES AND LOCKOUTS	16

ARTICLE XXI: INSURANCE FUND	17

ARTICLE XXII: 401(K) PROGRAM	18

ARTICLE XXIII: SEPARABILITY	18

ARTICLE XXIV: DURATION OF AGREEMENT AND MISCELLANEOUS	19

ARTICLE XXV: COMPLETE AGREEMENT	19

ARTICLE XXVI: VOLUNTARY CHECKOFF OF POLITICAL CONTRIBUTIONS	19

APPENDIX A	21

APPENDIX B	22

- i -
15765599v.1

Execution Copy

Table of Contents
(Cont’d)
Page

APPENDIX C	24

APPENDIX D	26

APPENDIX E	28

SIDE LETTER NO. 1 PRE-TAX IRS SECTION 132(f) COMMUTER BENEFITS OPTION	30

SIDE LETTER NO. 2 EMPLOYER NAME OR CORPORATE STRUCTURE CHANGE	31

SIDE LETTER NO. 3 SALES EMPLOYEE COMMISSION REPORTS	32

- ii -
15765599v.1

Execution Copy

THIS AGREEMENT made as of the 1st day of June, 2013 by and between Local 340, New York New Jersey Regional Joint Board, Workers United, hereinafter referred to as the “UNION” for and on behalf of the employees covered by this Agreement and Jos. A. Bank Clothiers, Inc., hereinafter referred to as the “EMPLOYER.”
ARTICLE I: RECOGNITION
(A)    The Employer recognizes the Union as the sole and exclusive bargaining agent for all of its employees in the following appropriate unit:
Included: All selling and all support and fitting and alteration employees and pressers (collectively, “support”) employed by the Employer at its stores located at Madison Avenue and 46th Street in New York City, 111 Broadway in New York City, Woodbury, NY, Garden City, NY, East Chester, NY, Commack, NY, Glendale, NY, Huntington, NY, Mt. Kisco, NY, Rye, NY, Manhasset, NY, Oceanside, NY, Babylon, NY, Stony Brook, NY and any store which shall be hereafter operated or controlled by the Employer in New York City, Nassau, Suffolk, Rockland and Westchester Counties, excluding any factory outlet stores operated or controlled by the Employer.
Excluded: Office clerical employees, professional employees, managers, guards and supervisors as defined in the National Labor Relations Act, which shall include Store Managers, Assistant Store Managers, Department Managers, Operations Managers and Tailor Shop Managers. In addition, seasonal support employees will be excluded for up to sixty (60) days of employment within a calendar year.
(B)    If the Employer opens any new retail store(s) (excluding factory stores) in the above-designated geographic area, the Employer will provide notice to the Union at least sixty (60) days in advance of the opening of the store and will, upon the Union’s request, allow a Union representative to meet with the new store’s employees at a mutually agreed upon time. Subject to applicable law, such new store shall be deemed an accretion to the existing multi-stores bargaining unit covered by this Agreement, and the provisions of this Agreement shall be applicable to such store(s) upon the Union’s presentation of proof of majority support among the store’s bargaining unit employees, except Article VII (Wages). Article VII shall be subject to negotiations at any newly opened retail store, provided that the terms of Article XX shall not be suspended in connection with such negotiations regardless of whether or not an agreement is reached.
Upon request, the Employer will supply the Union with a list of names and addresses of current bargaining unit employees at each such store. The Employer shall provide access to the employees for Union representatives in non-work areas during non-work times as mutually agreed upon.
(C)    The Union agrees that its members who are employees of the Employer will work upon the terms and conditions set forth in this Agreement.
(D)    The Employer shall recognize and deal with such representatives of the employees as the Union may elect or appoint and shall permit such representatives elected or appointed by the Union to visit the premises of the Employer at reasonable times during working hours. Such Union representatives shall, where practicable, notify the Employer in advance of their arrival at the Employer’s premises and such visits shall not unduly interfere with the Employer’s operations.
(E)    In the event of a dispute over the compensation of any bargaining unit member, the Employer will make available such bargaining unit payroll data as the Union may reasonably require as the collective bargaining agent for such unit members.
(F)    The Union shall have the right to post notices concerning the internal administration of the Union on a bulletin board or boards to be located on the premises of the Employer at mutually agreeable places.
ARTICLE II: UNION SECURITY

15765599v.1

Execution Copy

In the manner and to the extent permitted by law, membership in the Union on or after the 30th day following the effective date of this Agreement or the 30th day following the date of employment of each employee, whichever is later, shall be required as a condition of employment; all employees who are now members or thereafter become members of the Union, shall as a condition of continued employment, remain members in good standing during the term of this Agreement.
For the purposes of this Article, employees shall be considered members in good standing if they tender to the Union uniformly required periodic dues and assessments.
If, for any payroll period in which the Employer is obligated to make deductions pursuant to this Article II, the wages owed an employee (after deductions mandated by any governmental body) are less than the amount of money which the employee has authorized the Employer to deduct pursuant to this Article II, the Employer shall make no deductions from wages owed the employee for that payroll period, and will instead deduct the amounts owed during a future payroll period.
ARTICLE III: CHECK-OFF
The Employer shall deduct from the wages of members of the bargaining unit upon receiving voluntary written authorization of said members, authorizing the Company to deduct and transmit union dues, initiation fees and assessments to the Union. The amounts deducted pursuant to such authorization shall be transmitted promptly each month to the properly-designated official of the Union, together with a list of names of the employees from whom the deductions were made.
The Union shall indemnify, defend, and hold the Employer harmless against any and all claims, demands, suits, grievances, or other forms of liability (including attorneys’ fees incurred by the Employer) that may arise against the Employer for or on account of any action taken by the Employer pursuant to this Article.
The Union agrees to refund amounts remitted in error, upon evidence of error. The Employer agrees to rectify errors in deducting dues or fees or remittance of aggregate dues or fees, upon presentation of evidence of error.
ARTICLE IV: MANAGEMENT RIGHTS
The Employer retains and shall continue to retain the right to operate and manage its business and to exercise all of the customary rights and powers of management, except as such rights and powers are expressly limited by the terms of this Agreement. Without limitation of the foregoing this shall include the Employer’s right to plan, control, increase, decrease or diminish operations in whole or in part; determine schedules and staffing levels; hire, promote and direct employees; create, combine and eliminate job classifications (provided, however, (i) the Employer will provide notice to the Union and, upon request, meet and discuss the duties of and the wage rate applicable to any combined position and (ii) in no event will the Employer combine selling and non-selling job classifications in the Madison Avenue store or unreasonably combine positions); lay off employees; to sell all or part of its operations or business; determine the location of and to relocate all or part of its stores; transfer work among facilities; discharge employees during their probationary period without recourse to the grievance and arbitration provisions of this Agreement; discipline or terminate employees for just cause; and, provided that the exercise of these rights is not unreasonable, to establish, modify or eliminate job requirements, performance standards, work rules, policies and procedures and productivity (that is, numerical) standards.

ARTICLE V: SENIORITY
(A)    For benefit accrual, seniority shall be defined as the length of time an employee has been employed with the Employer since the employee’s most recent date of hire. The seniority date for a seasonal employee who is hired after working sixty (60) days within a calendar year shall be the first day of employment as a regular employee. Seniority shall be applicable or relevant only in those provisions which expressly so state.

15765599v.1

Execution Copy

(B)    All newly hired support employees will be regarded as probationary employees for the first ninety (90) calendar days from the date of their hire. Newly hired salespersons shall be regarded as probationary employees for the first 120 calendar days from the date of their hire. Seasonal employees who are hired after working sixty (60) days in a calendar year shall serve a thirty (30) day probationary period. The aforesaid probationary periods may be extended by mutual agreement of the parties for an additional sixty (60) calendar days. The Union agrees that its consent to such extensions will not be unreasonably withheld.
The Employer must give counseling concerning any performance issue to any employee whose probationary period has been extended at the end of ninety (90) and 150 days of employment in the case of support employees and at the end of 120 and 180 days in the case of sales employees.
During their probationary period, employees will not have seniority status and may be laid off, disciplined, terminated, transferred or demoted entirely at the discretion of the Employer. The grievance and arbitration procedures of this Agreement shall not be applicable to these actions. At the completion of their probationary period, employees shall have seniority from the most recent date of hire.
(C)    The Employer shall furnish the Union with a current seniority list for each store covered by this Agreement on or about January 30th of each year.
(D)    Seniority rights shall be lost for all purposes, including layoff and recall, in the event of termination of employment or the employee’s absence from work for one year or for an amount of time equal to the employee’s length of service, whichever is shorter; provided, however, an employee’s employment while on leave for a disability or illness may be extended for a longer period if required by law.
(E)    All salespersons (excluding Formal Wear Specialists) at the Madison Avenue store shall be deemed to work in one department and salespersons shall be entitled to sell all store merchandise without regard to floor location.
There shall be a rotational system (“the System”) at the Madison Avenue store of selling floor assignments to ensure fair and equitable earning opportunity and appropriate floor and customer coverage. The System shall not confer an advantage to any salesperson or group of salespersons, although it is agreed and understood that part-time salespersons may be used “as needed” on any floor without regard to the System. The System shall be reviewed from time to time to determine its equity and effectiveness. Changes to the System may be made by mutual agreement of the Employer, the Union and the salespersons covered hereby. Further, should the Employer place suits on both floors and no longer assign some sales employees to the first floor and some sales employees to the second floor of the Madison Avenue Store, the System will be eliminated. Should the Employer decide thereafter to implement requirements relating to employees servicing customers on the second floor of the Madison Avenue store, such requirements may be implemented upon the mutual agreement of the Employer, the Union and the sales persons.
ARTICLE VI: LAYOFFS AND TRANSFERS
(A)    For purposes of this Article, at each of the Employer’s Stores there shall be such classifications as specified in Appendix A attached hereto and made a part hereof. All layoffs shall be by the affected classification within the store in reverse order of seniority.
(B)    Seniority shall be defined for purposes of this Article as the total length of continuous employment in a bargaining unit position with the Employer, whether or not interrupted by employment with the Employer in a non-bargaining unit position, since the last date of hire.
(C)    Within each classification at the Madison Avenue and 111 Broadway, New York City stores and within each classification at each store outside of Manhattan which is covered by this Agreement, seasonal and probationary employees shall be laid off before regular employees, but without regard to seniority among and between such seasonal and probationary employees. The Shop Steward shall be accorded the most senior position in his/her classification in each store covered by this Agreement for layoff and recall only.

15765599v.1

Execution Copy

(D)    A laid off employee with one (1) or more years continuous service with the Employer shall retain recall rights for twelve (12) months from the date of layoff. Laid off employees with less than one year’s continuous service with the Employer shall retain recall rights for six (6) months from the date of lay off. Recalls shall be in reverse order of layoff.
(E)    (1)    The Employer shall have the right to transfer support personnel from one classification to any other classification in the store at any time, provided that the Employer shall not transfer any employee for disciplinary reasons (other than job performance-related reasons), and further provided that there shall be no involuntary transfer of selling employees to support positions.
(2)    Transfers from store to store shall be by mutual agreement between the Employer and the employee which, in the employee’s case, will not be unreasonably withheld. Any such transfers initiated by the Employer will be based on legitimate business considerations.

(3)    Should the Employer and an employee disagree on a transfer initiated by the Employer, they will try to reach a mutually agreeable resolution or settlement; if they are unable to reach a mutually agreeable resolution or settlement, the employee will report to work at the new store and retain the right to file a grievance challenging the transfer.

(4)    In the event of a layoff as a result of a store or a department thereof closing permanently, should an employee refuse a reasonable transfer which is based on a legitimate business considerations, the employee will not be entitled to severance pursuant to Article XVIII of this Agreement. If the Employer does not provide an employee with severance based on the employee’s refusal of a reasonable transfer, the Employer’s failure to provide severance will be subject to the grievance and arbitration provisions of this Agreement.
ARTICLE VII: WAGES
(A)    Madison Avenue and 111 Broadway, New York City stores
(1)    Support Employees
All support employees covered by this Agreement shall receive the following increases in their base hourly rates of pay on the dates specified:

May 1, 2013	May 1, 2014	May 1, 2015
$0.40 per hour	$0.45 per hour	$0.50 per hour

The minimum base hourly wage rates for support employees hired on and after May 1, 2010 shall be as follows:

Job Classification	Base Hourly Wage Rate
Shipping/Receiving Clerk	$10.50
Porter	$10.50
Bench Tailor	$15.00
Fitter/Tailor	$17.75
Presser	$14.25

15765599v.1

Execution Copy

(2)    Selling Employees (including Formal Wear Specialists)
All selling employees covered by this Agreement shall receive the following increase in their base hourly rates of pay on the dates specified:

May 1, 2013
$0.30
The minimum base hourly rates for selling employees hired on or after May 1, 2006 shall be $10.00 per hour.
(3)    Commissions on net personal sales shall be calculated on a fiscal month basis using the pre-determined monthly commission tier levels set forth in Appendix C attached hereto. Net sales are defined as individual merchandise sales reduced by identified returns and the employee’s share of unidentified returns, excluding Internet and catalog sales, plus the employee’s share of any returned management sales.
(4)    The base commission percentage for Madison Avenue and 111 Broadway selling employees is 4% of net sales. If net sales during a fiscal month exceed the predetermined sales levels set forth below, additional commission is paid, as set forth in Appendix C attached hereto.
(5)    Bench tailors shall be primarily responsible for performing tailoring work. They may, however, perform a limited amount of fitting work in order to fulfill customer service requirements when the regular Fitter/Tailor is unavailable to do so.
(B)    Stores Outside of Manhattan
(1)    Support Employees
All support employees covered by this Agreement shall receive the following increases in their base hourly rates of pay on the dates specified below.

May 1, 2013	May 1, 2014	May 1, 2015
$0.40 per hour	$0.45 per hour	$0.50 per hour

The minimum base hourly rates for support employees hired on or after May 1, 2010 shall be as follows:

15765599v.1

Execution Copy

Job Classification	Base Hourly Wage Rate
Fitter/Tailor	$17.75
All Other Than Alteration or Fitting	$10.00

(2)    Selling Employees
All selling employees covered by this Agreement shall receive the following increase in their base hourly rates of pay on the dates specified:

May 1, 2013
$0.20
The minimum base hourly wage rates for selling employees shall be:
(a)    Full-time selling employees (regularly scheduled to work thirty (30) or more hours per week):

June 1, 2013             January 1, 2016
$9.00 per hour            $9.25 per hour
(b)    Part-time selling employees (regularly scheduled to work less than thirty (30) hours per week):
June 1, 2013            January 1, 2016
$9.00 per hour         $9.25 per hour

(3)    Net sales are defined as individual merchandise sales reduced by identified returns and the employee’s share of any unidentified returns of items sold, excluding Internet and catalog sales, plus the employee’s share of returned items sold by their Suburban Store Manager or other non-bargaining unit personnel at their store.

(4)    Commissions on net personal sales by selling employees in stores outside of Manhattan which are covered by this Agreement shall be calculated on a fiscal month basis using pre-determined monthly commission tier levels pro-rated on the basis of the percentage of 2009 aggregate store monthly net sales to the aggregate 2009 annual net sales for all stores outside of Manhattan covered by this Agreement as set forth in Appendix D attached hereto.
(5)    Effective May 1, 2013, all employees designated as “key holders” in stores outside of Manhattan covered by this Agreement shall receive additional compensation of seventy-five cents ($0.75) per hour. “Key holders” will be selected first from among volunteers, provided the volunteers satisfy the requirements of being a “key holder” and satisfactorily perform the responsibilities of a “key holder.” Should there be an insufficient number of volunteers, or a volunteer does not satisfy the requirements of being a “key holder” or does not satisfactorily perform the responsibilities of a “key holder,” the Company will assign “key holder” responsibilities.
(C)    Paid leave (such as, holiday, vacation and bereavement leave) for selling employees will be based on the employee’s average earnings. Average earnings will be calculated by dividing the employee’s total compensation

15765599v.1

Execution Copy

during the previous fiscal year by the hours worked during the previous fiscal year. However, paid leave for new selling employees will be based on their hourly base rate until they have worked a sufficient amount of time (at least six (6) months) to determine their average earnings. Sick pay is paid at the selling employee’s hourly base rate.

(D)    The above monthly pre-determined sales levels shall be further pro-rated based upon the employee’s average weekly work schedule as follows:

0-29 hours    90%
The pro-ration percentage shall be determined at the start of the month without regard to any temporary or permanent changes in hours occurring during the month.
(E)    Part-time employees regularly scheduled to work twenty-five (25) or more hours per week shall receive vacations, holidays and other paid leave on a pro-rata basis.
(F)    At the Madison Avenue and 111 Broadway, New York City stores, net sales made by non-bargaining unit personnel shall be credited to the bargaining unit salespersons’ net sales for purposes of calculating commissions on an equitable basis.
(G)    The Managers of stores outside of Manhattan which are covered by this Agreement shall continue to be entitled to sell. Two-thirds of such Store Managers’ net monthly sales and of the net monthly sales of any other non-bargaining unit person(s)’ net sales for purposes of calculating commissions at the Store Manager’s store shall be credited to the bargaining unit salesperson(s) at that store in the same percentage amount as each such salesperson’s monthly/net sales bear to the total net monthly sales of all salespersons at that store for the same period.
(H)    Items returned for refund more than six (6) months after they were purchased will not be charged against commissions as identified or unidentified credits.
(I)    The minimum base hourly wage rates established herein are minimums only; individual merit may be acknowledged by increases above the increases specified herein in the sole discretion of the Employer.
(J)    Selling employees shall be paid their base commission (that is, for Manhattan stores at a 4% rate and for stores outside Manhattan at 3%) on a weekly basis.

ARTICLE VIII: HOURS OF WORK
(A)    The normal hours of work for all full-time employees shall be forty (40) hours, five (5) days per week, with one (1) unpaid meal period. The regular work week shall be from Sunday through Saturday; provided, however, this does not preclude the Employer from scheduling different work weeks or shifts, nor does it function as a guarantee of hours.
Employee work schedules for the week shall be posted by Monday of the previous week. In case of emergency or unforeseen circumstances, the Employer will strive to provide forty-eight (48) hours’ notice of schedule changes to employees. Where the Employer has knowledge, it will make a good faith effort to provide at least seventy-two (72) hours’ notice to full-time employees before requiring them to work six days in a calendar week.
(B)    All bargaining unit members shall receive overtime pay at the rate of time and one half of their regular rate (as defined by applicable law) for hours worked in excess of forty (40) hours in any one work week. There shall be no pyramiding of overtime or other premium pay.
(C)    The Employer will, where feasible, seek volunteers for overtime. Where seeking volunteers is not feasible, or there is an insufficient number of volunteers, selection for overtime shall be on an equitable rotating basis.

15765599v.1

Execution Copy

(D)    Each selling employee shall be required to devote a reasonable amount of time to complete a sale or other duties if such employee is working on a sale or project at the close of the day or at the end of the employee’s scheduled “shift.”
Other than where overtime work is reasonably necessary to complete a sale or a project, overtime work at the Madison Avenue and 111 Broadway, New York City stores shall have been previously authorized by the Store Manager or his/her designee, or the employee’s Department Manager, or, in the case of stores outside of Manhattan which are covered by this Agreement the Store Manager.
All regular full-time employees scheduled to work on Sunday shall be paid no less than 8 times their base hourly rate of pay if hourly paid and no less than 8 times their base hourly rate of pay if commissioned sales persons, provided they work all of the Sunday hours for which they are scheduled, and when they are paid for 8 hours on Sunday those hours shall also be counted as time worked for purposes of computing their weekly overtime during the work week in which that Sunday fell. Part-time employees shall be paid for Sunday work on the basis of their base hourly rate of pay times hours actually worked.
(E)    All employees in the bargaining unit working a shift of at least eight (8) hours or more shall be entitled to two (2) paid fifteen (15) minute breaks per shift, one to be taken in the first half of the shift and one in the second half of the shift. All employees in the bargaining unit working a shift of four (4) hours up to less than eight (8) hours shall be entitled to one (1) paid fifteen (15) minute break per shift.
On pay day, employees shall be entitled to use one of their fifteen (15) minute breaks to extend their meal period by that amount.
Employees may not be required to take their lunch break on store premises.
ARTICLE IX: VACATIONS
(A)    All regular full-time employees regularly scheduled to work forty (40) or more hours per week shall be entitled to receive the following annual paid vacation benefits based on continuous service from their last date of hire.

Continuous Service	Annual Vacation Entitlement
One full year but less than two Two full years but less than ten	One week (40 hours) Two weeks and two days (96 hours)
Ten full years but less than twenty Twenty or more full years	Three weeks (120 hours) Four weeks (160 hours)
(B)    Vacations shall be taken annually; provided, however, a full-time regular employee shall be entitled to carry over 1 ½ times his/her annual vacation entitlement. Any earned and unused vacation in excess of 1 ½ times the employee’s annual vacation entitlement will be paid to the employee each July at the rate of 50% of the unused excess, and the employee’s available vacation time will be reduced at that time to the maximum amount permitted to be carried over.
(C)    In the interest of affording all eligible employees the right to take the full amount of earned vacation to which they are entitled, employees will be requested to express their preference for vacation periods as follows:
1.    There shall be two vacation periods: January through June (first period) and July through December (second period).

15765599v.1

Execution Copy

2.    Up to eighteen (18) weeks may be “blacked out” for vacation purposes. The Employer will post the blackout period for the calendar year by February 15 of the calendar year.
3.    Vacation week selection shall be done by seniority.
4.    Vacation schedules, showing the number of vacation slots open per week, shall be posted on a “timely” basis and the vacation selection process shall proceed in accordance with the timeline set forth below.
5.    Employees entitled to two (2) weeks of vacation shall be entitled to take said weeks consecutively in the second period if they so desire.
6.    Employees entitled to three (3) weeks of vacation may take one (1) week in either period and two (2) consecutive weeks in the other.
7.    Employees entitled to four (4) weeks of vacation may take two (2) consecutive weeks in the first period and two (2) consecutive weeks in the second period.
8.    Any additional consecutive weeks must be approved in advance by the Store Manager.
9.    Employees with multiple weeks of vacation are not compelled to take them consecutively.

FIRST PERIOD JANUARY THROUGH JUNE
By December 15th:	Vacation schedule, including blackout periods and open slots, posted
By December 31st:	Specific vacation weeks selected
By January 7th:	Odd and additional weeks selected
By January 15th:	Iron out problems and finalize schedule

SECOND PERIOD JULY THROUGH DECEMBER
By May 15th:	Vacation schedule, including blackout periods and open slots, posted
By May 30th:	Specific vacation weeks selected
By June 7th:	Odd and additional weeks selected
By June 15th:	Iron out problems and finalize schedule

(A)    All vacation time must be approved in advance by the Store Manager and preference shall be based on length of continuous employment in a bargaining unit position since the employee’s most recent date of hire. In the case of ties, the tie shall be broken by a blind draw.
(B)    Any employee terminated for gross misconduct or who resigns without providing two (2) working weeks’ notice shall forfeit any earned and unused vacation, holiday and personal days’ pay.

15765599v.1

Execution Copy

(F)    Upon request and with sufficient advance notice, vacation pay shall be paid at the commencement of the vacation.
ARTICLE X: HOLIDAYS AND PERSONAL DAYS
(A)    All full-time employees covered by this Agreement who are otherwise eligible, shall receive a day’s pay for the following regular holidays: New Year’s Day, Easter, Memorial Day, July Fourth, Labor Day, Thanksgiving Day and Christmas Day, plus four (4) personal days per calendar year.
Full-time employees hired after May 1, 2003 shall be eligible for up to two (2) personal days prorated during their first calendar year of employment, three (3) during their second calendar year, and up to four (4) during their third calendar year and thereafter.
(B)    To be eligible for holiday pay, full-time employees (1) must be employed for thirty (30) days or more prior to each of the seven (7) holidays specified in paragraph (A) of this Article and ninety (90) days or more prior to each personal holiday; and (2) must work their scheduled day before and their scheduled day after the holiday, unless excused for bona fide illness attested by a physician’s certificate, or for other good cause acceptable to the Employer.
(C)    In the event a paid holiday falls during an employee’s vacation period, the employee (if otherwise eligible) shall receive both holiday pay and vacation pay.
(D)    If, in the Employer’s judgment, it is necessary for the store or a Department to remain open on one of the listed holidays, employees who work on that holiday shall receive their holiday pay, if otherwise eligible, in addition to their regular earnings (base hourly rate plus earned commission) for hours worked or the holiday. Further, before requiring employees to work on Thanksgiving Day or Christmas Day, the Employer will first seek volunteers; if an insufficient number of employees volunteers, the Employer will assign employees to work on the holiday and, on Christmas Day, the Employer will take into account the employees’ religious practices and beliefs in considering requests to be off.
(E)    If a paid holiday falls on an employee’s regularly scheduled day off during the work week, the employee shall be entitled to receive a paid day off at a time mutually convenient to the employee, and the Store Manager or, at the Madison Avenue and 111 Broadway, New York City stores, the Store Manager or the employee’s Department Manager.
(F)    Where eligible employees are prevented from exercising their right to take paid holiday or personal days off as the result of black out and inventory periods or extraordinary unforeseen circumstances such as depletion of the work force by illness or accident, work schedules will be arranged to permit those employees to take those missed days at a later date(s).
(G)    Vacation, holiday or personal time will not be accrued during any leave of absence, including sick leave, disability or workers compensation leave.
ARTICLE XI: BEREAVEMENT LEAVE
(A)    Each employee shall have three (3) working days off with pay in the event of the death of a parent, child, brother, sister, spouse or registered domestic partner, grandparent or grandchild. Two (2) days off with pay shall be granted in the event of the death of a parent-in-law or brother or sister-in-law.
(B)    The Employer will not unreasonably deny a bona fide request by an employee to extend bereavement leave by using any other paid leave (i.e., vacation, sick leave, or personal days) to which the employee is entitled.
ARTICLE XII: JOB BIDDING AND POSTING

15765599v.1

Execution Copy

(A)    The Employer shall post permanent vacancies in bargaining unit jobs on the store bulletin board for three (3) working days together with location and title of vacancy. Employees who bid for such jobs shall do so in writing. The Employer shall give fair and reasonable consideration to all such applications. However, the Employer’s determination as to the filling of such vacancies shall be final and not subject to the arbitration provisions hereof. Vacancies shall not be filled during the posting period.
(B)    If a bargaining unit employee shall successfully bid on, or transfer into, a new bargaining unit position or from a support to a selling position, such employee may be required to serve a trial period not to exceed the normal probationary period for his or her new position. During the aforementioned trial period the employee may be returned to his or her old position at the discretion of the Employer with no loss of seniority and without reference to the grievance and arbitration provisions of this Agreement.
ARTICLE XIII: LEAVES OF ABSENCE
(A)    1. The Employer shall give good faith consideration to requests for leaves of absence for good cause. Such leaves shall not exceed thirty (30) days (except as otherwise required by law) and the Employer shall not unreasonably withhold its consent. The Employer may consider seasonal staffing requirements when evaluating leave requests. An employee shall not lose seniority rights during such a leave. Extensions to an approved leave shall require the mutual agreement of the Employer and the employee. Written confirmation of approval of any leave request or extension shall be provided to the employee, stating the reason for the leave and its duration. A copy of said confirmation shall be provided to the Union.
2.    To be eligible for a leave of absence an employee must have six (6) months continuous service.
(B)    Family & Medical Leaves of Absence (“FMLA”) under the Family and Medical Leave Act.
1.    An employee who has been employed by the Employer for at least twelve (12) months (and who has worked at least 1,250 hours during the twelve (12) months immediately preceding the employee’s leave under this paragraph) from the commencement of leave shall be entitled to at least twelve (12) weeks of unpaid FMLA Leave, within any twelve (12) month period, without loss of seniority rights, for the reasons set forth in the FMLA.
2.    An employee requesting FMLA Leave shall present satisfactory proof of the reason for such leave.
3.    FMLA Leave may be taken on an intermittent basis as provided in the FMLA.
4.    The Amalgamated National Health Fund, as applicable during the term of this Agreement, shall provide health care coverage for an employee on FMLA Leave to the extent required by the FMLA. Contributions are required by the Employer and employee by the Amalgamated National Health Fund to maintain health care coverage during a FMLA leave.
(C)    Leaves of absence shall not be granted for the purpose of taking outside employment without permission from the Employer. Any employee on a leave of absence who accepts outside employment without the Employer’s permission or otherwise abuses the reason for the leave of absence shall have his/her services with the Employer terminated for cause.
(D)    Failure to report for work upon expiration of the leave of absence shall be considered a voluntary resignation of the employee’s position with loss of all seniority rights.
(E)    Union shop stewards will be granted up to two (2) days off annually, without pay, to attend Union training sessions relating to grievance processing. Such days off shall be scheduled at least two (2) weeks in advance, taking into account the seasonal staffing needs of the Employer.

15765599v.1

Execution Copy

(F)    An employee elected as a Delegate will be granted an unpaid leave of absence to attend the International Union convention. Such leave shall be scheduled at least three (3) months in advance and will take into account the staffing needs of the Employer.
ARTICLE XIV: SICK LEAVE
All regular full-time employees are eligible for sick leave. New employees become eligible on the first day of the month following 60 days of continuous employment.
(A)    Eligible employees can use sick leave to continue income when they are absent from work due to illness or injury, or when they have an appointment with a doctor and have made prior arrangements with their Manager.
(B)    All eligible employees hired prior to May 1, 2003, will be credited with six (6) days of sick leave on January 1st of each year. Eligible employees hired after May 1, 2003, will be credited with four (4) days of sick leave, prorated during the first calendar year of employment; five (5) in the second; and six (6) in the third.
(C)    Up to four (4) days may be carried over from one year to the next but never to exceed a total of ten (10) days for employees hired before March 1, 2003, or eight (8) days for employees hired after March 1, 2003. Credited but unused sick leave beyond these amounts will be forfeited.
ARTICLE XV: JURY SERVICE
(A)    Employees shall be paid the difference between their base hourly rate for days spent on jury service and the per diem amount received for such service. Such jury duty pay shall be paid for no more than two (2) weeks or such lesser period as may be served.
(B)    Employees called to jury duty who are released from such duty before 2:00 p.m. on any day served shall call their Store Manager to see if their services are desired for the remainder of that work day, and, if so, employees shall report to work promptly.
ARTICLE XVI: SAFETY AND HEALTH
(A)    The Employer agrees to provide a safe and healthful working environment for all employees, in keeping with the nature of the work.
(B)    The Employer agrees to maintain adequate first aid equipment and supplies to meet the needs of employees in case of minor accidents.
(C)    All accidents or illnesses arising at the worksite or in connection with work processes or procedures shall be reported immediately to the supervisor.
(D)    Store management and the Union Shop Steward shall work together in the interests of maintaining a safe and healthy work place.
(E)    At the Madison Avenue, New York City Store the Employer has installed lockers in the store for the personal use of employees subject to the Employer’s right to request inspection for cause. Such inspections shall take place in the presence of the occupant of said locker, and if requested, in the presence of a shop steward. In cases of emergency where the occupant of the locker is unavailable, the presence of a shop steward will satisfy the conditions of this Agreement.
ARTICLE XVII: NON-DISCRIMINATION

15765599v.1

Execution Copy

There shall be no discrimination for Union activities or discrimination based upon race, creed, national origin, age, disability, sex, sexual preference and any other protected classification specified in applicable law. The Employer may take actions necessary to comply with the Americans with Disabilities Act without violating this Agreement.
ARTICLE XVIII: SEVERANCE PAY
Severance pay shall be provided in the event of a store or a department thereof closing permanently and the employee not having been offered other bargaining unit employment by the Employer. The amount of severance pay shall be one week of the employee’s average earnings for each two full years of continuous employment with the Employer since the employee’s most recent date of continuous employment, to a maximum of fourteen (14) weeks’ pay. Effective May 1, 2010, average earnings will be calculated by dividing the employee’s total compensation by the hours worked during the previous fiscal year.
ARTICLE XIX: GRIEVANCE AND ARBITRATION
(A)    All complaints, disputes or grievances arising between the parties hereto involving questions of interpretation or application of any provision of this Agreement (including whether discipline or discharge is for just cause) shall be handled in the following manner.

Step 1:
In the first instance, the grievance shall be discussed between the aggrieved employee(s) and the store manager (or his/her designee). If the aggrieved employee(s) or the store manager so requests, the Shop Steward or Union representative shall participate in the Step 1 grievance discussion.

Step 2:
If the grievance is not satisfactorily resolved in Step 1, then a written grievance shall be presented to the store manager by the Union within fifteen (15) calendar days of the occurrence of the matter being grieved or within a mutually agreed upon (in writing) extension of time. The grievance shall identify the provisions of this Agreement which were allegedly violated, contain a short statement of the nature of the grievance and shall identify the remedy sought. Unless otherwise agreed, such grievance shall be discussed within ten (10) calendar days by the Employer and the Union. Within five (5) calendar days of such discussion, the Employer shall respond in writing to the grievance. If the Employer does not respond to the grievance within this time period, the grievance shall be considered denied and may be advanced to arbitration.

(B)    All cases of discharge shall immediately be taken up at the second step of the grievance procedure as outlined above.
(C)    Should the parties have failed to resolve the matter within ten (10) calendar days of receipt of the Employer’s Step 2 written response, the Union may submit the grievance to arbitration by giving written notice of its demand for arbitration to the Employer. When a demand for arbitration has been presented, the parties shall attempt to agree on the appointment of an impartial arbitrator. If no agreement is reached, the following shall be acceptable Arbitrators under this Agreement:
Janet M. Spencer
Daniel Brent
Susan T. MacKenzie
Richard Adelman
The parties shall jointly communicate with the first Arbitrator on the list and request the case be scheduled for hearing. If the first Arbitrator cannot set a mutually agreeably date within ninety (90) days, the parties shall jointly communicate with the second Arbitrator, etc. In subsequent cases, the parties shall first communicate with the Arbitrator named immediately following the Arbitrator who heard the last prior case. Unless the parties otherwise agree, no arbitrator will hear more than one grievance at a time.

15765599v.1

Execution Copy

(D)    The authority of any arbitrator shall be limited to the interpretation and application of the terms and conditions of this Agreement. The arbitrator may not modify, amend or add to the terms of this Agreement. The decision of the Arbitrator shall be final and binding upon the Union, the aggrieved employee(s) and the Employer. The oath required by law of the arbitrator is expressly waived by the parties. Costs of arbitration (excluding attorneys’ and any witness fees) shall be shared equally by the Union and the Employer.
ARTICLE XX: STRIKES AND LOCKOUTS
(A)    Under no circumstances shall strikes, sympathy strikes, stoppages of work, or other concerted activity against the Employer be ordered, sanctioned or engaged in by the Union, its officials, or agents or engaged in by the employees; nor shall lockouts be engaged in by the Employer, its officials, or agents during the term of this Agreement.
(B)    In the event of any concerted activity against the Employer proscribed under (A) above, the Union, acting through its officers, shall promptly and publicly state that such activity is not authorized by the Union.
(C)    Any employee who engages in such activity shall be subject to such discipline as the Employer may see fit to impose, including termination of employment. Any such action by the Employer shall be subject, on an individual-by-individual basis, to the grievance and arbitration provision herein.
ARTICLE XXI: INSURANCE FUND
(A)    Effective June 1, 2013, full-time employees (that is, employees regularly working thirty (30) or more hours per week, as determined by the Employer in accordance with applicable law) who so elect will receive health, prescription drug, dental, vision, optical, short-term disability and life insurance coverage pursuant to the Amalgamated National Health Fund “RBNJAA” Plan or such other welfare fund that the Employer and the Union shall designate (“Fund”). The aggregate monthly contributions (both Employer and employee paid) for the Fund will be no greater than the following amounts:

	Effective June 1, 2013	Effective June 1, 2014	Effective June 1, 2015
Employee Coverage	$610.00	$671.00	$739.00
Employee Plus Child	$800.00	$880.00	$968.00
Employee Plus Children	$1,098.00	$1,208.00	$1,329.00
Employee Plus Spouse	$1,170.00	$1,287.00	$1,416.00
Family	$1,687.00	$1,856.00	$2,041.00
(1)    Eligibility for the Fund begins on the first (1st) of the month following ninety (90) days of full-time employment. Eligible employees will have the option of being covered by the Fund or waiving coverage. For each eligible employee who chooses to be covered by the Fund , the Employer and employee will each pay a percentage of the monthly premium cost as follows with respect to each month in which the employee is in employment and has elected coverage:

15765599v.1

Execution Copy

Employer / Employee June 1, 2013 77% / 23%	Employer / Employee June 1, 2014 76% / 24%	Employer / Employee June 1, 2015 75% / 25%
The percentage contribution of eligible employees who choose to be covered by the Fund will be paid on a weekly basis. The Employer’s monthly and the employees’ weekly payments are set forth in Appendix E.
(2)    The weekly contribution of support employees who elect to participate in the Fund shall be reduced by $3.00 per week for Employee coverage, $7.00 per week for Employee plus Child or Employee plus Spouse coverage and $10.00 per week for Employee plus Children or Family coverage, which reduction will be paid by the Employer.
(3)    The Employer’s obligation with respect to the provision of health, prescription drug, dental, vision, optical, short-term disability and life insurance coverage pursuant to the Fund pursuant to this Section shall be limited to making the foregoing percentage payments toward the monthly premium cost.
(B)     If at any time during the term of this Agreement as a result of the Patient Protection and Affordable Care Act (“PPACA”) or similar legislation the Employer will be subject to financial penalties and/or fees or other costs as a result of its participation in the Fund, the Employer will provide notice of such financial penalties, fees and/or other costs to the Union, and the Fund will have thirty (30) days to take the actions necessary to eliminate the penalties, increased fees and/or other costs. If it fails to do so, the Employer shall have the right, upon written notice to the Union, to reopen this Agreement on the subject of the financial penalties and/or increased fees or other costs for a period of thirty (30) days. If the parties do not reach agreement on the subject of health insurance within this thirty (30) day reopener period, the no-strike and no-lockout provisions of this Agreement will expire and the Employer may make unilateral changes relating to the financial penalties and/or increased fees or other costs consistent with applicable law.
ARTICLE XXII: 401(K) PROGRAM
All regular employees will become eligible to participate in the Jos. A. Bank Clothiers, Inc., 401(k) Profit Sharing Plan (“Plan”) effective the first full month after ninety (90) days of continuous employment. On an annual basis, the Employer will contribute (1) one percent (1%) of the employee’s salary and (2) for every dollar contribution an employee makes (up to 3% of salary) an additional one percent (1.00%) of the employee’s contribution. For example, if an employee makes $50,000 and contributes 3% of the employee’s compensation, the match is $15.00 ($50,000 x 3% x 1%). Subject to maintenance of the foregoing contribution formula, the terms of the Plan may be amended, including as a result of statutory or regulatory requirements, for the efficient and effective operation of the Plan as determined by the Employer.
ARTICLE XXIII: SEPARABILITY
If any Article or provision of this Agreement or of any supplements thereto should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any Article or provision should be restrained by such tribunal pending a final determination as to its validity, the remainder of this Agreement and of any supplements thereto, or the application of such Article or provision to any person or circumstance other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby.
ARTICLE XXIV: DURATION OF AGREEMENT AND MISCELLANEOUS
(A)    This collective bargaining agreement between the parties shall be effective as of June 1, 2013 and shall remain in full force and effect until April 30, 2016 (with no re-openings or adjustments of any kind or nature during the term hereof except as provided herein) and shall continue from year to year thereafter unless written

15765599v.1

Execution Copy

notification to the contrary is given by either party to the other by certified or registered mail at least sixty (60) days prior to the expiration date. In the event such notice to modify or amend has been given in accordance with this paragraph and if no agreement has been reached by the expiration date of this Agreement or any agreed-upon extension to the Agreement, the Agreement shall be considered to have expired.
(B)    All of the terms and conditions of this Agreement shall apply to all employees of the Employer who are in the bargaining unit regardless of whether such employees are members of the Union.
(C)    If any clause of this Agreement is ruled invalid by operation of law, or by any constituted legal authority, the remainder of the Agreement shall remain in full force and effect.
ARTICLE XXV: COMPLETE AGREEMENT
(A)    The parties recognize that this is the complete agreement between the parties for purposes of employees’ wages, hours, and benefits, and that employees’ rights in these areas shall be limited to the express terms of this Agreement. All of the understandings, agreements and undertakings arrived at by the parties during the negotiations leading to this Agreement are set forth in this Agreement, and the Employer shall not be bound by any practices which exist at the effective date of this Agreement.
(B)    Any provision of this Agreement may not be amended, modified or supplemented at any time, except by mutual consent of the Employer and the Union, in writing and signed by both parties. Such modifications shall be limited to the specific provision(s) involved and will not affect any other provisions of this Agreement.
ARTICLE XXVI: VOLUNTARY CHECKOFF OF POLITICAL CONTRIBUTIONS
(A)    The Employer shall provide for payroll deduction for all employees who voluntarily authorize such a deduction as a contribution to the Workers United for Political Power Campaign Committee (“WUPPCC”), or any legal successor thereto. All payroll deductions to the WUPPCC shall be based on written authorization cards voluntarily signed by the employee, and on a form satisfactory to the Employer.
(B)    The Employer shall make the deduction for the WUPPCC for each payroll period or other designated period worked by the employee who has authorized the deduction. The Employer shall remit monthly the amounts deducted from employees’ paychecks to the WUPPCC, in a separate transmittal from dues, care of NY NJ Regional Joint Board, Workers United, 18 Washington Place, 3rd Floor, Newark, NJ 07102 (or any successor address) accompanied by a list of the names of all employees for whom such deduction was made together with the amount of that deduction.
(C)    The Employer and the Union agree that the wage increases specified in this Agreement take into account the Employer’s cost of administering payroll deductions.
(D)    The Union shall indemnify, defend, and save the Employer harmless against any and all claims, demands, suits, or other terms of liability that shall arise out of and by reason of an action taken by the Employer in reliance upon WUPPCC payroll deduction cards submitted to the Employer, including without limitation, any claim made by any other union or political action committee.
In witnesses whereof, we set our hands and seals on the dates indicated below.

15765599v.1

Execution Copy

FOR THE UNION
By	Date
By	Date
By	Date
By	Date
By	Date
By	Date
By	Date

FOR THE EMPLOYER
By	Date

15765599v.1

Execution Copy

APPENDIX A
For the purposes set forth in Article VI, LAYOFFS;
1.    The bargaining unit at the Employer’s Madison Avenue and 111 Broadway, New York stores is divided into the following classification groups:

a.	Salespersons

b.	Porters

c.	Other support employees

d.	Bench Tailors

e.	Fitter-Tailors

f.	Pressers

g.	Formal Wear Specialists
2.    At all other stores covered by this Agreement the store seniority list shall include the following classifications of employees:

a.	Salespersons

b.	Support employees other than alteration and fitting personnel

c.	Tailors

d.	Pressers

e.	Fitter-Tailors
The above listing of classifications does not restrict the Employer’s right to create, change or eliminate job classifications, nor should it be read to require that the Employer employ individuals in all of the listed classifications.

15765599v.1

Execution Copy

APPENDIX B
NET SALES PER HOUR
PRODUCTIVITY STANDARDS
The following Net Sales Per Hour productivity standards for selling personnel and related progressive discipline system shall be in effect for the term of the parties’ underlying collective bargaining agreement:
1.These standards shall become effective July 1, 2006.
2.     Selling personnel shall be expected to achieve each month (fiscal month) minimum Net Sales Per Hour rates set forth below. “Net Sales” means Gross Sales less identified credits only. The minimum Net Sales Per Hour shall be applied against the “Applicable Benchmark” which shall be the average Net Sales Per Hour for all regular full-time and part-time selling personnel in the store.
3.    Temporary, seasonal employees and probationary employees (until the month following the month in which the employee completes his/her probationary period) shall be excluded in the calculation of the Applicable Benchmark and none of these employees are subject to these performance standards, but may be subject to other productivity expectations.
4.    (a) If a selling employee fails to meet any of the following percentages of the Applicable Benchmark, the employee will receive a Written Warning:
-    below 85% during any rolling six (6) month period; or
-    below 80% in two (2) successive months; or
-    below 70% in one (1) month
(b)    An employee with a Written Warning will receive a Final Written Warning if he/she fails to meet any of the following percentages of the Applicable Benchmark:
-    below 85% in any three (3) of the next six (6) months; or
-    below 80% in any two (2) of the next three (3) months
(c) An employee with a Final Written Warning will be subject to termination if he/she fails to meet any of the following percentages of the Applicable Benchmark:
-    below 85% in any two (2) of the next four (4) months; or
-    below 80% in any month of the next three (3) months
(d) Once an employee has received a Written Warning or Final Written Warning, the disciplinary step shall be reduced one level at the successful end of all periods for the next step.
5.    In the following circumstances, a month in which the employee has failed to meet the Applicable Benchmark shall be skipped/ignored in applying these performance standards:
(a)    A four (4) week retail month in which the employee is absent ten (10) or more days for vacation, FMLA leave, approved personal leave, paid sick days, jury duty, or bereavement leave, or in a five (5) week retail month the employee is absent fifteen (15) days or more for any of the same reasons;

15765599v.1

Execution Copy

(b)    In the case of employees returning from disability leave of more than thirty (30) days for the month in which the employee returns from leave and the following month;
(c)    Any month in which the employee has had an inordinate amount of time off the floor in comparison to the other employees whose sales are included in the calculation of the Applicable Benchmark;
(d)    In the case of a month which general sales or other broad promotional events (e.g., friends and family or coupon weeks) occur in the store, where the employee has missed three (3) or more days of such sale or promotional event as a result of vacation which was selected on the vacation schedule prior to the time notice was given to the staff of the planned sale or promotional event; and
(e)    In the case of a the month in which there is fewer than three (3) selling associates in the store. For the purpose of determining the number of selling associates, an associate working less than ten (10) or more days in a four (4) week retail month or fifteen (15) or more days in a five (5) week retail month in the store will not count.
(f)    An exception mutually agreed upon by the Union and Employer. Matters such as extraordinary sales transactions; serious personal matters and unequal selling opportunities and, at stores where there is no Formal Wear Specialist, the amount of time spent with Tuxedo Plan Rental customers, may be considered but these or any exception under this provision requires specific mutual agreement.
6.    The parties agree that each salesperson should be provided with the Net Sales Per Hour information specified in Paragraph 3 within twenty (20) days following the close of each fiscal month. In the event the Employer does not communicate said information within said time frame to any salesperson, and if such salesperson would not have met the Applicable Benchmark, the salesperson will be deemed to have met the Applicable Benchmark for the month in question.
7.    No other productivity measures are excluded by or covered by this Policy except Net Sales Per Hour for non-probationary selling personnel.

15765599v.1

Execution Copy

APPENDIX C
Madison Avenue and 111 Broadway - Monthly Pre-Determined Sales Levels

Full Time
FULL TIME*
30-40 HOURS

Commission Rate:		4%		5%		6%		7%
%	Month	From	To	From	To	From	To	Over
4.31%	Feb	$0.01	$11,637.00	$11,637.01	$14,869.50	$14,869.51	$17,240.00	$17,240.01
7.08%	Mar	$0.01	$19,116.00	$19,116.01	$24,426.00	$24,426.01	$28,320.00	$28,320.01
10.60%	Apr	$0.01	$28,620.00	$28,620.01	$36,570.00	$36,570.01	$42,400.00	$42,400.01
8.59%	May	$0.01	$23,193.00	$23,193.01	$29,635.50	$29,635.51	$34,360.00	$34,360.01
8.13%	Jun	$0.01	$21,951.00	$21,951.01	$28,048.50	$28,048.51	$32,520.00	$32,520.01
7.22%	Jul	$0.01	$19,494.00	$19,494.01	$24,909.00	$24,909.01	$28,880.00	$28,880.01
4.13%	Aug	$0.01	$11,151.00	$11,151.01	$14,248.50	$14,248.51	$16,520.00	$16,520.01
10.37%	Sep	$0.01	$27,999.00	$27,999.01	$35,776.50	$35,776.51	$41,480.00	$41,480.01
8.50%	Oct	$0.01	$22,950.00	$22,950.01	$29,325.00	$29,325.01	$34,000.00	$34,000.01
8.10%	Nov	$0.01	$21,870.00	$21,870.01	$27,945.00	$27,945.01	$32,400.00	$32,400.01
17.98%	Dec	$0.01	$48,546.00	$48,546.01	$62,031.00	$62,031.01	$71,920.00	$71,920.01
5.00%	Jan	$0.01	$13,500.00	$13,500.01	$17,250.00	$17,250.01	$20,000.00	$20,000.01
			270,000.00		$345,000.00		$400,000.00

*For purposes of determining full and part-time status, employees must be regularly scheduled for the specified hours.

15765599v.1

Execution Copy

APPENDIX C

Madison Avenue and 111 Broadway - Monthly Pre-Determined Sales Levels

Part Time

PART TIME*
0-29 HOURS

Commission Rate:		4%		5%		6%		7%
%	Month	From	To	From	To	From	To	Over
4.31%	Feb	$0.01	$10,473.30	$10,473.31	$13,382.55	$13,382.56	$15,516.00	$15,516.01
7.08%	Mar	$0.01	$17,204.40	$17,204.41	$21,983.40	$21,983.41	$25,488.00	$25,488.01
10.60%	Apr	$0.01	$25,758.00	$25,758.01	$32,913.00	$32,913.01	$38,160.00	$38,160.01
8.59%	May	$0.01	$20,873.70	$20,873.71	$26,671.95	$26,671.96	$30,924.00	$30,924.01
8.13%	Jun	$0.01	$19,755.90	$19,755.91	$25,243.65	$25,243.66	$29,268.00	$29,268.01
7.22%	Jul	$0.01	$17,544.60	$17,544.61	$22,418.10	$22,418.11	$25,992.00	$25,992.01
4.13%	Aug	$0.01	$10,035.90	$10,035.91	$12,823.65	$12,823.66	$14,868.00	$14,868.01
10.37%	Sep	$0.01	$25,199.10	$25,199.11	$32,198.85	$32,198.86	$37,332.00	$37,332.01
8.50%	Oct	$0.01	$20,655.00	$20,655.01	$26,392.50	$26,392.51	$30,600.00	$30,600.01
8.10%	Nov	$0.01	$19,683.00	$19,683.01	$25,150.50	$25,150.51	$29,160.00	$29,160.01
17.98%	Dec	$0.01	$43,691.40	$43,691.41	$55,827.90	$55,827.91	$64,728.00	$64,728.01
5.00%	Jan	$0.01	$12,150.00	$12,150.01	$15,525.00	$15,525.01	$18,000.00	$18,000.01
			$270,000.00		$345,000.00		$400,000.00
90% Pro-ration for PT			$243,000.00		$310,500.00		360.000.00

*For purposes of determining full and part-time status, employees must be regularly scheduled for the specified hours.

15765599v.1

Execution Copy

APPENDIX D

Covered Stores Outside of Manhattan - Monthly Pre-Determined Sales Levels

Full Time
FULL TIME*
30-40 HOURS

Commission Rate:		3%		4%		5%		6%		7%
%	Month	From	To	From	To	From	To	From	To	Over
3.98%	Feb	$0.01	$9,154.00	$9,154.01	$12,139.00	$12,139.01	$14,129.00	$14,129.01	$16,119.00	$16,119.01
6.92%	Mar	$0.01	$15,916.00	$15,916.01	$21,106.00	$21,106.01	$24,566.00	$24,566.01	$28,026.00	$28,026.01
9.85%	Apr	$0.01	$22,655.00	$22,655.01	$30,042.50	$30,042.51	$34,967.50	$34,967.51	$39,892.50	$39,892.51
7.80%	May	$0.01	$17,940.00	$17,940.01	$23,790.00	$23,790.01	$27,690.00	$27,690.01	$31,590.00	$31,590.01
7.99%	Jun	$0.01	$18,377.00	$18,377.01	$24,369.50	$24,369.51	$28,364.50	$28,364.51	$32,359.50	$32,359.51
6.24%	Jul	$0.01	$14,352.00	$14,352.01	$19,032.00	$19,032.01	$22,152.00	$22,152.01	$25,272.00	$25,272.01
3.98%	Aug	$0.01	$9,154.00	$9,154.01	$12,139.00	$12,139.01	$14,129.00	$14,129.01	$16,119.00	$16,119.01
10.03%	Sep	$0.01	$23,069.00	$23,069.01	$30,591.50	$30,591.51	$35,606.50	$35,606.51	$40,621.50	$40,621.51
8.59%	Oct	$0.01	$19,757.00	$19,757.01	$26,199.50	$26,199.51	$30,494.50	$30,494.51	$34,789.50	$34,789.51
9.05%	Nov	$0.01	$20,815.00	$20,815.01	$27,602.50	$27,602.51	$32,127.50	$32,127.51	$36,652.50	$36,652.51
21.02%	Dec	$0.01	$48,346.00	$48,346.01	$64,111.00	$64,111.01	$74,621.00	$74,621.01	$85,131.00	$85,131.01
4.54%	Jan	$0.01	$10,442.00	$10,442.01	$13,847.00	$13,847.01	$16,798.00	$16,798.01	$18,387.00	$18,387.01
			$230,000.00		$305,000.00		$355,000.00		$405,000.00

*For purposes of determining full and part-time status, employees must be regularly scheduled for the specified hours.

15765599v.1

Execution Copy

APPENDIX D

Covered Stores Outside of Manhattan - Monthly Pre-Determined Sales Levels

Part Time

PART TIME*
0-29 HOURS

Commission Rate:		3%		4%		5%		6%		7%
%	Month	From	To	From	To	From	To	From	To	Over
3.98%	Feb	$0.01	$8,238.60	$9,134.11 8,238.61	$10,925.10	$10,925.11	$12,716.10	$12,716.11	$14,507.10	$14,507.11
6.92%	Mar	$0.01	$14,324.40	$14,324.41	$18,995.40	$18,995.41	$22,109.40	$22,109.41	$25,223.40	$25,223.41
9.85%	Apr	$0.01	$20,389.50	$20,389.51	$27,038.25	$27,038.26	$31,470.75	$31,470.76	$35,903.25	$35,903.26
7.80%	May	$0.01	$16,146.00	$16,146.01	$21,411.00	$21,411.01	$24,921.00	$24,921.01	$28,431.00	$28,431.01
7.99%	Jun	$0.01	$16,539.30	$16,539.31	$21,932.55	$21,932.56	$25,528.05	$25,528.06	$29,123.55	$29,123.56
6.24%	Jul	$0.01	$12,916.80	$12,916.81	$17,128.80	$17,128.81	$19,936.80	$19,936.81	$22,744.80	$22,744.81
3.98%	Aug	$0.01	$8,238.60	$8,238.61	$10,925.10	$10,925.11	$12,716.10	$12,716.11	$14,507.10	$14,507.11
10.03%	Sep	$0.01	$20,762.10	$20,762.11	$27,532.35	$27,532.36	$32,045.85	$32,045.86	$36,559.35	$36,559.36
8.59%	Oct	$0.01	$17,781.30	$17,781.31	$23,579.55	$23,579.56	$27,445.05	$27,445.06	$31,310.55	$31,310.56
9.05%	Nov	$0.01	$18,733.50	$18,733.51	$24,842.25	$24,842.26	$28,914.75	$28,914.76	$32,987.25	$32,987.26
21.02%	Dec	$0.01	$43,511.40	$43,511.41	$57,699.90	$57,699.91	$67,158.90	$67,158.91	$76,617.90	$76,617.91
4.54%	Jan	$0.01	$9,397.80	$9,397.81	$12,462.30	$12,462.31	$14,505.30	$14,505.31	$16,548.30	$16,548.31
			$230,000.00		$305,000.00		$355,000.00		$405,000.00
90% Pro-ration for PT			$207,000.00		$274,500.00		$319,500.00		$364,500.00

*For purposes of determining full and part-time status, employees must be regularly scheduled for the specified hours.

15765599v.1

Execution Copy

15765599v.1

Execution Copy

APPENDIX E

June 1, 2013 - May 31, 2014: Employer 77% - Employee 23%
	Total Monthly	Selling Employee	Support Employee	Employer*
	Employer Billed Rate	Weekly	Subsidized Weekly	Monthly
Single Coverage	$610.00	$32.38	$29.38	$469.70
Employee Plus Child	$800.00	$42.46	$35.46	$616.00
Employee Plus Children	$1,098.00	$58.28	$48.28	$845.46
Employee plus Spouse	$1170.00	$62.10	$55.10	$900.90
Family	$1687.00	$89.54	$79.54	$1,298.99

June 1, 2014 - May 31, 2015: Employer 76% - Employee 24%
	Total Monthly	Selling Employee	Support Employee	Employer
	Employer Billed Rate	Weekly	Subsidized Weekly	Monthly
Single Coverage	$671.00	$37.16	$34.16	$509.96
Employee Plus Child	$880.00	$48.74	$41.74	$668.80
Employee Plus Children	$1,208.00	$66.90	$56.90	$918.08
Employee plus Spouse	$1,287.00	$71.28	$64.28	$978.12
Family	$1,856.00	$102.79	$92.79	$1,410.56
June 1, 2015 - May 31, 2016: Employer 75% - Employee 25%
	Total Monthly	Selling Employee	Support Employee	Employer

15765599v.1

Execution Copy

	Employer Billed Rate	Weekly	Subsidized Weekly	Monthly
Single Coverage	$739.00	$42.63	$39.63	$554.25
Employee Plus Child	$968.00	$55.85	$48.85	$726.00
Employee Plus Children	$1,329.00	$76.67	$66.67	$996.75
Employee plus Spouse	$1,416.00	$81.69	$74.69	$1,062.00
Family	$2,041.00	$117.75	$107.75	$1,530.75

15765599v.1

Execution Copy

SIDE LETTER NO. 1
PRE-TAX IRS SECTION 132(F) COMMUTER BENEFITS OPTION

Mr. Fred J. Kaplan
Secretary - Treasurer
New York New Jersey Regional Joint Board, Workers United
33 West 14th Street
New York, NY 10011
Re:    Jos. A. Bank Clothiers, Inc. – Side Letter Regarding Pre-Tax IRS Section 132(f) Commuter Benefits Option
Dear Mr. Kaplan:
This side letter confirms the parties’ agreement made while negotiating the collective bargaining agreement between Jos. A. Bank (“the Company”) and Local 340, New York New Jersey Regional Joint Board, Workers United (“the Union”) for the period May 1, 2010 through and including April 30, 2013 (the “CBA”).
Specifically, the Company agrees to offer a pre-tax IRS Section 132(f) commuter benefits option such as “Transit Check” to bargaining unit members, effective no later than September 1, 2010. This program is subject to review on the first anniversary of this Agreement, and may be terminated based on usage, administrative burden, or cost, if, in the Company’s judgment, such termination is warranted. Should the Company choose to eliminate this program, it will provide the Union with at least thirty (30) days’ notice.
This Side Letter will be in effect for the duration of the CBA and for the duration of the parties’ collective bargaining agreement for the period June 1, 2013 to April 30, 2016.
Sincerely,

/s/: ROBERT HENSLEY
Robert Hensley
Executive Vice President, Human Resources
Jos. A. Bank Clothiers, Inc.

Agreed and Accepted:
/s/: FRED J. KAPLAN
Fred J. Kaplan
Secretary - Treasurer
New York New Jersey Regional Joint Board, Workers United

15765599v.1

Execution Copy

SIDE LETTER NO. 2
EMPLOYER NAME OR CORPORATE STRUCTURE CHANGE

Mr. Fred J. Kaplan
Secretary - Treasurer
New York New Jersey Regional Joint Board, Workers United
33 West 14th Street
New York, NY 10011
Re:    Jos. A. Bank Clothiers, Inc. – Side Letter Regarding Change in Employer’s Name or Corporate Structure
Dear Mr. Kaplan:
This side letter confirms the parties’ agreement made while negotiating the collective bargaining agreement between Jos. A. Bank (“the Company”) and Local 340, New York New Jersey Regional Joint Board, Workers United (“the Union”) for the period May 1, 2010 through and including April 30, 2013 (the “CBA”) relating to changes to the Employer’s name or corporate structure during the term of the CBA.
Specifically, to the extent the Employer changes its corporate organization or structure, such that the bargaining unit employees are employed by a different corporate entity, the name of the corporate entity which is party to this Agreement will be modified to reflect same, provided, however, the Employer and any such related successor or assignee shall be at all times liable for the performance of all obligations under this Agreement, whether or not the corporate entity identified in the Recognition Clause has changed.
This Side Letter will be in effect for the duration of the CBA and for the duration of the parties’ collective bargaining agreement for the period June 1, 2013 to April 30, 2016.
Sincerely,

/s/: ROBERT HENSLEY
Robert Hensley
Executive Vice President, Human Resources
Jos. A. Bank Clothiers, Inc.

Agreed and Accepted:
/s/: FRED J. KAPLAN
Fred J. Kaplan
Secretary - Treasurer
New York New Jersey Regional Joint Board, Workers United

15765599v.1

Execution Copy

SIDE LETTER NO. 3
SALES EMPLOYEE COMMISSION REPORTS
Mr. Fred J. Kaplan
Secretary - Treasurer
New York New Jersey Regional Joint Board, Workers United
33 West 14th Street
New York, NY 10011

Re:	Jos. A. Bank Clothiers, Inc. – Side Letter Regarding Sales Employee Commission Reports

Dear Mr. Kaplan:
This side letter confirms the agreement relating to commission reports which Jos. A. Bank Clothiers, Inc. (“the Company”) and Local 340, New York New Jersey Regional Joint Board, Workers United (“the Union”) reached during the negotiations for their collective bargaining agreement for the period June 1, 2013 through and including April 30, 2016 (the “CBA”).
Specifically, the Company agrees to provide to each selling employee the following information relating to their own sales and the sales of the store in which they work no less than on a monthly basis:
-- departmental sales;    -- managers’ returns;    -- allocated returns;    -- commissions on tuxedo rentals; and    -- commissions on Traveler’s Crease.
The foregoing information will be made available to the sales employees in the form of one or more written report(s). This Side Letter will be in effect for the duration of the CBA.
Sincerely,
/s/: ROBERT HENSLEY
Robert Hensley
Executive Vice President, Human Resources
Jos. A. Bank Clothiers, Inc.

Agreed and Accepted:
/s/: FRED J. KAPLAN
Fred J. Kaplan
Secretary – Treasurer
New York New Jersey Regional Joint Board, Workers United

15765599v.1